UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BENCHMARK ELECTRONICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BENCHMARK ELECTRONICS, INC.
3000 Technology Drive
Angleton, Texas 77515

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 8, 2013

Shareholders of Benchmark Electronics, Inc.:

The 2013 Annual Meeting of Shareholders of Benchmark Electronics, Inc. (the Company) will be held at the Four Seasons Hotel Houston, 1300 Lamar Street, Houston, Texas, on Wednesday, May 8, 2013, beginning at 9:00 a.m. (local time), for the following purposes:

1.	to elect seven directors to serve on the Board of Directors until the 2014 annual meeting of shareholders and until their successors are duly elected and qualified;
2.	to provide an advisory vote on the compensation of the Company’s Named Executive Officers;
3.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2013;
4.	to approve the Rights Agreement between Benchmark Electronics, Inc. and Computershare Trust Company, N.A. and an amendment thereto; and
5.	to transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 14, 2013 are entitled to notice of and to vote at the meeting and any adjournment thereof. You are cordially invited to attend the meeting.

By order of the Board of Directors,

Kenneth S. Barrow
General Counsel and Secretary

Angleton, Texas
March 29, 2013

YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the meeting, you are urged to act promptly to vote your shares. You may vote in person or by using a proxy as follows:

•	By internet: Go to www.proxyvote.com. Please have the notice we sent to you in hand because it has your personal 12 digit control number(s) needed for your vote.
•	By telephone: Call 1-800-690-6903 on a touch tone phone. Please have the notice we sent to you in hand because it has your personal 12 digit control number(s) needed for your vote.
•	By mail: Please request written materials as provided in the Notice of Availability of Proxy Materials. Complete, sign, and date the proxy card and return it to the address indicated on the proxy card.

The proxy is revocable at any time before it is voted at the meeting.

BENCHMARK ELECTRONICS, INC.
3000 Technology Drive
Angleton, Texas 77515
(979) 849-6550

March 29, 2013

PROXY STATEMENT
FOR
2013 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 8, 2013

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the Board) of Benchmark Electronics, Inc. (the Company) for use at the 2013 Annual Meeting of Shareholders of the Company to be held on Wednesday, May 8, 2013 beginning at 9:00 a.m. (local time), and any adjournment thereof (the Meeting) for the purposes set forth in this Proxy Statement and the accompanying Notice. It is anticipated that this Proxy Statement, the Notice and the enclosed form of proxy will be sent to shareholders on or about March 29, 2013.

Proxies

Proxies in the enclosed form that are properly executed and received by the Company before or at the Meeting and which are not revoked will be voted in accordance with the directions set forth therein. If no direction is made, a proxy that is properly signed and received by the Company and which is not revoked will be voted FOR the election of all nominees for director named herein to serve on the Board until the 2014 annual meeting of shareholders and until their successors are duly elected and qualified, FOR the resolution approving the named executive officer compensation for 2012 as disclosed in this proxy statement, FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2013, and FOR the approval of the Rights Agreement between Benchmark Electronics, Inc. and Computershare Trust Company, N.A. and the amendment thereto. If any other matter, not known or determined at the time of the solicitation of proxies, properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. The proxy also confers on the persons named therein discretionary authority to vote with respect to any matters presented at the Meeting for which advance notice was not received by the Company prior to January 27, 2013. Proxies may be revoked by written notice received by the Secretary of the Company at any time before they are voted by delivering to the Secretary of the Company a signed notice of revocation, or a later dated signed proxy, or by attending the Meeting and voting in person by ballot.

Voting Securities

Shareholders of record at the close of business on March 14, 2013 are entitled to notice of and to vote at the Meeting. As of March 14, 2013, there were 54,898,515 common shares, $0.10 par value per share (Common Shares), issued, outstanding and entitled to vote at the Meeting. Each Common Share is entitled to one vote on all matters that may properly come before the Meeting.

Quorum and Other Matters

The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding Common Shares is necessary to constitute a quorum. Common Shares represented by a properly completed, signed and returned proxy will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Common Shares held by nominees which are voted on at least one matter coming before the Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner’s discretion has been withheld (a non-vote) for voting on some or all other matters.

All matters specified in the notice of the Meeting require the approval of the affirmative vote of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention, a broker non-vote or a withholding of authority to vote with respect to the election of directors or the ratification of the appointment of the Company’s independent registered public accountants will have the effect of a vote against the proposal.

An Inspector of Election appointed by the Company will tabulate votes at the Meeting.

The Board is not aware of any matters that are expected to come before the Meeting other than those referred to in this Proxy Statement. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

The following table sets forth certain information with respect to each nominee for election as a director of the Company. Each nominee was proposed for reelection by the Nominating/Governance Committee for consideration by the Board and proposal to the Shareholders. The information as to age, principal occupation, and directorships has been furnished by each such nominee.

Name	Age	Principal Occupation	Director Since
Peter G. Dorflinger	61	Chairman of the Board of the Company, General Partner of MAD Capital Partners	1990
Michael R. Dawson	59	Retired Senior Vice President and Chief Financial Officer of GlobalSantaFe Corporation	2006
Gayla J. Delly	53	President and Chief Executive Officer of the Company	2011
Douglas G. Duncan	62	Retired President and Chief Executive Officer of FedEx Freight Corporation	2006
David W. Scheible	56	President and Chief Executive Officer of Graphic Packaging Holding Company	2011
Bernee D.L. Strom	65	Chairman and Chief Executive Officer of WebTuner Corp.	2004
Clay C. Williams	50	President and Chief Operating Officer of National Oilwell Varco, Inc.	2008

Mr. Dorflinger has been a director of the Company since 1990 and Chairman of the Board since January 1, 2013. He is a member of the Audit Committee and Nominating/Governance Committee. Mr. Dorflinger served as chair of the Nominating/Governance Committee from May 2006 to May 2010 and as chair of the Compensation Committee from December 2003 to May 2006. Mr. Dorflinger is a general partner of MAD Capital Partners focusing on private investments in oil and gas exploration, commercial property development, and early stage medical product companies. Mr. Dorflinger is the former President of GlasTech, Inc., a dental products manufacturer, a position he held from November 1998 through May 2002. From January 1998 through October 1998, he served as President and Chief Operating Officer of Physicians Resource Group, Inc., a physicians’ practice management company. From January 1997 through January 1998, he served as Vice President and General Counsel of Advanced Medical Instruments, Inc., a manufacturer of medical monitoring equipment. From March 1987 through October 1996, he served as Vice President, General Counsel and Secretary of Intermedics. From June 1990 through October 1996, he also served as Group Vice President and General Counsel of SULZERmedica, a division of Sulzer Limited of Switzerland, composed of eight operating medical companies, including Intermedics. Mr. Dorflinger received a J.D. degree from the University of Houston and is also a director of several privately held companies. Mr. Dorflinger brings the experience of many years of service as a director of the Company and his intimate understanding of the Company and its business. Mr. Dorflinger qualifies as an “independent director” under the rules of the New York Stock Exchange (the NYSE) and Item 407(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934 (the Exchange Act).

Mr. Dawson has been a director of the Company since 2006 and has served as chair of the Audit Committee since May 2007. Mr. Dawson was Senior Vice President and Chief Financial Officer of Northern Offshore, Ltd., an offshore oil and gas drilling contractor from January 2008 to April 2010. Mr. Dawson served as Senior Vice President and Chief Financial Officer of GlobalSantaFe Corporation from June 2005 to November 2007. Previously, he served GlobalSantaFe as Vice President and Controller from 2003 to 2005 and as Vice President and Treasurer from 2001 to 2003. Prior to November 2001, Mr. Dawson served as Vice President, Investor Relations and Corporate Communications for Global Marine Inc. A former Certified Public Accountant, Mr. Dawson joined Global Marine in 1999 after 16 years with Union Texas Petroleum Holdings, where he served as Director of Acquisitions and Portfolio Management, Director of Investor Relations and in

numerous financial management positions in the Controller’s organization. Mr. Dawson began his career at Shell Oil Company in 1975. Mr. Dawson holds a B.B.A. degree from the University of Iowa. In recommending Mr. Dawson as a nominee for election as a director of the Company, the Nominating/Governance Committee considered Mr. Dawson’s experience as a Chief Financial Officer and related positions with various companies, all of which will add to his service on the Company’s Audit Committee. Mr. Dawson qualifies as an “independent director” under the rules of the NYSE and as defined in Item 407(a) of Regulation S-K promulgated under the Exchange Act and as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (the SEC).

Ms. Delly has been a director of the Company since being appointed a director by the Board in November 2011 and has served as President and Chief Executive Officer since January 1, 2012. She has been with the Company since 1996 and served as President from December 2006 to December 2011 and Chief Financial Officer from May 2001 to December 2006. She has also served as Executive Vice President of the Company from September 2004 to December 2006, as Vice President Finance of the Company from November 2000 to September 2004, as Treasurer from January 1996 to December 2006 and as Controller of the Company from January 1996 to January 2002. Ms. Delly holds a B.S. degree in accounting from Samford University and is a Certified Public Accountant. Ms. Delly also serves as a director of Flowserve Corporation. Ms. Delly brings to the Board her long-term experience with the Company’s business and industry.

Mr. Duncan has been a director of the Company since 2006 and is a member of the Audit and Nominating/Governance Committees. He has served as chair of the Nominating/Governance Committee since May 2010. Mr. Duncan is the retired President and Chief Executive Officer of FedEx Freight Corporation, a provider of regional and interregional less-than-truckload freight services. He was founding CEO of this stand-alone corporation for FedEx and served in that capacity from 2001 until 2010. Mr. Duncan graduated from Christopher Newport University. In recommending Mr. Duncan as a nominee for election as a director of the Company, the Nominating/Governance Committee considered not only Mr. Duncan’s experience as a Chief Executive Officer, but also his skills and leadership with logistics. Mr. Duncan qualifies as an “independent director” under the rules of the NYSE and Item 407(a) of Regulation S-K promulgated under the Exchange Act. Mr. Duncan also serves on the board of directors of J.B. Hunt Transport Services, Inc. and Brambles LTD.

Mr. Scheible has been a director of the Company since June 2011 and is a member of the Audit and Compensation Committee. He serves as Chief Executive Officer, President and Director of Graphic Packaging Holding Company, a global manufacturer of custom packaging, paperboard, laminations and coatings, systems and machinery and contract packaging services to multinational companies. He also served as the Chief Operating Officer of Graphic Packaging from 1999 to 2006 after joining Graphic Packaging in 1998 as President of the Flexible Packaging Division. Prior to joining Graphic Packaging, Mr. Scheible had been an executive with Avery Dennison Corporation (1986 to 1998) a global manufacturer of self-adhesive products, office products and specialized label systems. Mr. Scheible began his career at B.F. Goodrich Corporation in 1980, and has held various positions in the manufacturing industry for more than 30 years. Mr. Scheible received a Masters of Business Administration in Finance and a Bachelor of Science in Biochemistry from Purdue University. Mr. Scheible brings his experience as a Chief Executive Officer of a global manufacturing entity to the Board. Mr. Scheible qualifies as an “independent director” under the rules of the NYSE and Item 407(a) of Regulation S-K promulgated under the Exchange Act.

Ms. Strom has been a director of the Company since 2004 and is a member of the Compensation and Nominating/Governance Committees. Ms. Strom served as Presiding Director from May 2010 until December 2012. She served as chair of the Audit Committee from May 2006 to May 2007 and served as chair of the Nominating/Governance Committee from May 2004 to May 2006. Ms. Strom is Chairman and CEO of WebTuner Corp., a developer of software infrastructure for next generation television systems. She remains a Founding Partner of Revitalization Partners LLC, an international specialty management services firm that provides hands-on interim executive management and advisory services to client companies. Ms. Strom also serves as a director of Ensequence, Inc., a software company that has developed a cross platform technology for interactive video across cable, satellite, broadband and mobile devices. She also has served as President and Chief Executive Officer of The Strom Group, an investment and business advisory firm, since 1990. From July 2000 to February 2001 she was Chairman and Chief Executive Officer of

iCopyright.com, a provider of Internet content services. From January to June 2000 she was President of InfoSpace.com Ventures, LLC, the venture capital arm of InfoSpace.com, Inc., a global provider of information and commerce infrastructure services for wireless devices and web sites. From 1998 to 1999 she was President and Chief Operating Officer of InfoSpace.com, Inc. From 1997 to 1998, she was CEO of Walker Digital and its first spin-out, priceline.com. From 1995 to 1997 she was President and Chief Executive Officer of USA Digital Radio Partners, LP, a communication and technology company. Ms. Strom received her B.S. in mathematics and history, her M.A. and her Ph.D. (ABD) in mathematics and mathematics education from New York University and her M.B.A. from the Anderson School at the University of California, Los Angeles. She was recently named one of Anderson’s “100 Most Impactful’ alumni. Ms. Strom brings the experience gained through her service on boards or as an officer of several companies and qualifies as an “independent director” under the rules of the NYSE and Item 407(a) of Regulation S-K promulgated under the Exchange Act.

Mr. Williams has been a director of the Company since 2008 and is a member of the Compensation and Nominating/Governance Committees. He has served as chair of the Compensation Committee since May 2010. Mr. Williams is President and Chief Operating Officer of National Oilwell Varco, Inc., a global service provider and manufacturer of equipment for oil and gas producers since December 2012. Prior to December 2012, he served as Executive Vice President and Chief Financial Officer for National Oilwell Varco, Inc., and also served as the Chief Financial Officer of Varco International, Inc. prior to Varco’s merger with National-Oilwell. Mr. Williams began his career at Shell Oil Company in 1985, and has held various positions in the energy industry for more than 20 years. Mr. Williams received a B.S. degree in Civil/Geological Engineering from Princeton University and an M.B.A. from the University of Texas at Austin. In recommending Mr. Williams as a nominee for election as a director of the Company, the Nominating/Governance Committee considered Mr. Williams’ current and past experience as a Chief Financial Officer. Mr. Williams qualifies as an “independent director” under the rules of the NYSE and as defined in Item 407(a) of Regulation S-K promulgated under the Exchange Act and as an “audit committee financial expert” under the rules of the SEC.

The officers of the Company are elected by, and serve at the discretion of, the Board.

Election Procedures; Term

The directors will be elected by the affirmative vote of the holders of a majority of the outstanding Common Shares present in person or represented by proxy at the Meeting. Unless the authority to vote for the election of directors is withheld as to any or all of the nominees, all Common Shares represented by proxy will be voted for the election of the nominees. If the authority to vote for the election of directors is withheld as to any but not all of the nominees, all Common Shares represented by any such proxy will be voted for the election of the nominees as to whom such authority is not withheld. If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board. The Board, however, has no reason to believe that any nominee will be unavailable to serve as a director.

Any vacancy on the Board occurring after the election may be filled (1) by election at any annual or special meeting of the shareholders called for that purpose, or (2) by a majority of the remaining directors though less than a quorum of the Board, provided that the remaining directors may not fill more than two such director vacancies during the period between any two successive annual meetings of shareholders. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his or her predecessor in office.

All directors will be elected to serve until the 2014 annual meeting of shareholders and until their successors are duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Executive Officers

The executive officers of the Company are Gayla J. Delly, Donald F. Adam and Kenneth S. Barrow. See “Election of Directors — Nominees for Election” for certain information with respect to the age, positions and length of service with the Company, and business experience of Ms. Delly.

Mr. Adam, 49, has been Chief Financial Officer of the Company since December 2006. He has served as Vice President and Corporate Controller from July 2005 to December 2006 and as Corporate Controller from January 2002 to July 2005. From February 1998 to January 2002, Mr. Adam served as Chief Financial Officer of Specialty Piping Components, Inc. Mr. Adam holds a B.B.A. degree in accounting from The University of Texas and is a Certified Public Accountant.

Mr. Barrow, 53, is General Counsel & Secretary of the Company, a position he has held since March 2006. He joined the Company from Tympany, Inc., a medical equipment and diagnostics start-up company, where he had served as Chief Legal Officer & Corporate Secretary since 2003. From 1996 to 2003, he was employed in positions of increasing responsibility at Centerpulse USA, Inc. (formerly Sulzer Medica), at the time a diverse global medical device company, where he eventually served as Vice President Intellectual Property. Prior to Centerpulse, he spent 4 years as an attorney with Fish & Richardson where he focused on intellectual property litigation and strategy. Mr. Barrow also served as a judicial clerk at the U.S. Court of Appeals for the Federal Circuit from 1990 to 1992. He holds a J.D. degree and a B.S. degree in Chemical Engineering from Brigham Young University.

Corporate Governance

The Company has been built on a culture where integrity is the first and most important value, and this value has long been a part of the Company’s corporate identity. The Company’s practices reflect corporate governance initiatives that are compliant with existing standards of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of our Board members are independent of the Company and its management as defined by the NYSE and the SEC;
•	The independent members of the Board meet regularly without the presence of management;
•	The Audit Committee, the Compensation Committee and the Nominating/Governance Committee each operate under charters that clearly establish their respective roles and responsibilities;
•	All members of the Audit Committee, the Compensation Committee and the Nominating/Governance Committee meet the tests for independence established by the NYSE;
•	The Chairman of the Audit Committee is an “audit committee financial expert”, as defined by the SEC;
•	The Audit Committee meets with management and the auditors to receive information concerning the design and operation of internal controls;
•	KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee;
•	The Company’s internal audit group reports periodically throughout the year directly to the Audit Committee;
•	The Company has, consistent with the requirements of the Sarbanes-Oxley Act of 2002, adopted a policy prohibiting personal loans or extensions of credit to any executive officer or director;
•	The Company has a code of conduct that applies to all employees, officers and directors and a reporting policy to allow for confidential and anonymous reporting to the Audit Committee; and
•	The Board operates under a set of corporate governance guidelines.

The Board will continue to enhance the Company’s governance practices as new ideas and best practices emerge. You can access our current committee charters for our Audit Committee, Compensation Committee and Nominating/Governance Committee, as well as our Code of Conduct applicable to all of the Company’s employees, officers and directors, and our Corporate Governance Guidelines, on our website at www.bench.com under “Investor Relations — Corporate Governance,” or you may obtain print copies of these materials by writing to the Corporate Secretary at Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515, phone 979-849-6550.

Shareholders and other interested parties may send communications to the Board, the non-employee directors as a group or individual directors, in each case in care of Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515.

Operation of Board of Directors and Its Committees

The Board has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to shareholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on the Company. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The directors are elected annually by the shareholders and hold office until their successors are duly elected and qualified. The Amended and Restated Bylaws of the Company provide for a Board of Directors consisting of not less than five, nor more than nine, members, as set from time to time by resolution of the Board of Directors. The Board presently consists of seven members. If all of the nominees for election as director are elected at the Meeting, there will be seven directors.

The NYSE rules require that the Company have a majority of independent directors. The rules provide that no director will qualify as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company and its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In evaluating each director’s independence, the Board considers the NYSE rules as well as all facts and circumstances deemed relevant. Accordingly, as of the date of this Proxy Statement, the Board has determined that the following nominees are “independent”: Michael R. Dawson, Peter G. Dorflinger, Douglas G. Duncan, David W. Scheible, Bernee D.L. Strom and Clay C. Williams. The Board has determined that each independent director or nominee had no material relationship with the Company other than as a director, shareholder or management, and that none of the express disqualifications contained in the NYSE rules apply to any of them. In making this determination, the Board considered any transactions, relationships and arrangements as required by the NYSE listing requirements.

Our Board oversees an enterprise-wide approach to risk management. The Board not only aims to understand the risks facing the Company and the steps management is taking to address them, but also actively decides on the levels of risks appropriate for the Company when designing and implementing its business strategy. In achieving this objective, the full Board participates in an annual enterprise risk management assessment. In this process, risk is assessed throughout the business, focusing on six primary areas of risk: financial risk, legal/compliance risk, operational/transaction risk, customer services/reputation risk, information technology risk and inherent (other) risks. In addition to discussion of risk with the full Board at least once a year, the independent directors discuss risk management during non-management executive sessions led by the Presiding Director or the independent Chairman of the Board.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board have also been entrusted with responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial reporting risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditor, and quarterly reports on identified risk areas. In setting compensation, the Compensation Committee also strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

The Board held five meetings during 2012. Each of the directors attended at least 75% of such meetings during the period in which he or she was director. In 2012, Ms. Delly was also an employee of the Company.

She does not participate in any meeting at which her compensation is evaluated. All members of all committees are independent directors. In addition to committee meetings, the non-employee directors regularly meet outside the presence of Ms. Delly. These executive sessions are currently held either before, after or otherwise in conjunction with the Board’s regularly scheduled meetings. Additional executive sessions can be scheduled at the request of the non-employee directors.

The Board has an Audit Committee, a Compensation Committee and a Nominating/Governance Committee. Each committee has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter at least annually. Each member of each committee meets the independence requirements of the NYSE.

The Audit Committee, consisting of Messrs. Dawson, Dorflinger, Duncan and Scheible, met twelve times during 2012 and each member attended at least 75% of the meetings during the period in which he or she was a member of such committee. Mr. Dawson qualifies as an “audit committee financial expert” under the rules of the SEC. For a description of Mr. Dawson’s qualifications see “Election of Directors — Nominees for Election”. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. The Board, in its business judgment, has determined that Audit Committee members are “independent,” as required by applicable listing standards of the NYSE governing the qualifications of the members of audit committees, including the requirements of the Exchange Act. The function of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) management’s conduct of the Company’s financial reporting process (including management’s development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements and ethical standards, (iv) the qualifications and independence of the Company’s outside auditors and (v) the performance of the Company’s internal audit function and the outside auditors; and to prepare the audit committee report required by the rules of the SEC to be included in the Company’s annual proxy statement. Additional information regarding the functions performed by the committee is set forth below in the “Report of the Audit Committee.”

The Compensation Committee, consisting of Messrs. Williams, Dawson, and Scheible and Ms. Strom, met four times during 2012 and each member attended at least 75% of the meetings during the period in which he or she was a member of such committee. The functions of the Compensation Committee are to (i) oversee the administration of the compensation plans, in particular the incentive compensation and equity-based plans, of the Company (and, to the extent appropriate, the subsidiaries of the Company), (ii) discharge the Board’s responsibilities relating to the compensation of the Company’s executives, (iii) review and make recommendations on director compensation and (iv) prepare the annual report on executive compensation required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement. Additional information regarding the functions performed by the committee is set forth below in the “Report of the Compensation Committee.”

The Nominating/Governance Committee, consisting of Messrs. Dorflinger, Duncan, Williams and Ms. Strom, met six times during 2012 and each member attended at least 75% of the meetings during the period in which he or she was a member of such committee. The functions of the Nominating/Governance Committee are to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board, (ii) make recommendations to the Board concerning committee appointments, (iii) develop, recommend and annually review corporate governance guidelines for the Company and (iv) oversee corporate governance matters and coordinate an annual evaluation of the Board.

To be considered by the Nominating/Governance Committee, a director nominee should have experience as a board member or senior executive of a public company or nationally recognized private company. In addition to these minimum requirements, the Nominating/Governance Committee will also evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, and the Board’s needs for operational, management, financial, international, technological or other expertise. In addition, although there is no specific policy on considering diversity, the Board and the Nominating/Governance Committee, believe that the Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, ethnicity, viewpoint, education, skills and professional experience. The Nominating/Governance Committee typically utilizes a search firm to identify and screen the candidates, do reference checks, prepare a biography for each candidate for the Nominating/Governance Committee to review and coordinate interviews. The Nominating/Governance Committee, the Chairman of the Board and executive officers interview candidates that meet the criteria, and the Nominating/Governance Committee selects nominees who best suit the Board’s needs. The Nominating/Governance Committee will consider for nomination to the Board candidates suggested by the shareholders, provided that such recommendations are submitted and received by us at our principal executive offices at 3000 Technology Drive, Angleton, Texas 77515, with an appropriate biographical summary, in accordance with the requirements described below under “Date of Submission of Shareholder Proposals.”

The Board does not have a formal written policy requiring members to attend the Shareholders’ Meeting, although all members have traditionally attended. We anticipate that all of our directors will attend our 2013 Annual Meeting of Shareholders.

Certain Transactions

The Board reviews Related Person Transactions (as defined below) in which the Company is or will be a participant to determine if they are in the best interests of our shareholders and the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a Related Person (as defined below) had or will have a direct or indirect material interest and that exceed $120,000 (Related Person Transactions) are subject to the Board’s review. “Related Persons” are directors, director nominees, executive officers, holders of 5% or more of our voting stock and their immediate family members. Immediate family members are children, stepchildren, spouses, parents, siblings, stepparents, mothers-in-law, fathers-in-law, brothers-in-law, sisters-in-law, daughters-in-law, sons-in-law and any person, other than a tenant or domestic employee, who shares in the household of a director, director nominee, executive officer or holder of 5% or more of our voting stock.

The Board does not have a written policy regarding Related Person Transactions. The Board does not believe a written policy is necessary because the Board has not, and does not expect to, approve the Company’s engagement in any Related Person Transactions other than in rare circumstances. Each Related Person Transaction is considered on a stand-alone basis based on facts and circumstances at the time.

After its review, the Board decides whether to approve or ratify a Related Person Transaction that is in, or is not inconsistent with, the best interests of the Company and its shareholders, as the Board determines in good faith.

On November 8, 2011, the Company entered into an Employment Termination and Settlement Agreement (the Termination Agreement) with Cary T. Fu, pursuant to which the Company and Mr. Fu agreed that Mr. Fu’s employment with the Company and its affiliates would terminate, and that Mr. Fu would resign, effective December 31, 2011. Concurrently, the Company engaged Mr. Fu as a consultant pursuant to a Consulting Services and Non-Compete Agreement (the Consulting Agreement). Pursuant to his Consulting Agreement, the Company paid Mr. Fu $775,000 in one lump sum on December 28, 2012. The Consulting Agreement, which became effective on January 1, 2012, has a term of two years and may be extended by mutual agreement between Mr. Fu and the Company. In addition, under the terms of the Termination Agreement, the Company (1) paid Mr. Fu a lump sum payment equal to $775,000 on December 30, 2011; (2) paid Mr. Fu a cash payment of $27,513 on January 3, 2012, as a health care benefit bridge to Medicare eligibility, and (3) extended the exercise period for all stock options granted to Mr. Fu (to the extent vested as of December 31, 2011) from three months to twenty-four months after December 31, 2011 (though such extension did not extend the maximum term during which any such option may be exercised beyond ten years).

Also on November 8, 2011, the Board announced that Ms. Delly, the Company’s President, would be appointed to serve as a member of the Board and would succeed Mr. Fu as CEO effective January 1, 2012. At the same time, the Company entered into an Amended and Restated Employment Agreement (the Employment Agreement) with Ms. Delly in connection with her promotion from President to President and CEO of the Company. The Employment Agreement, which was effective January 1, 2012, has an initial term of four years, and will be automatically renewed thereafter for successive one year terms, unless either party gives to the other written notice of termination no fewer than ninety days prior to the expiration of the initial term or any subsequent term. In addition, under the terms of the Employment Agreement, (1) Ms. Delly will be entitled to receive an annual base salary of $750,000, as increased or decreased from time to time by the Compensation Committee of the Board (Base Salary); (2) Ms. Delly will be eligible to participate in any annual fiscal year bonus plan maintained by the Company for its key executive employees, subject to the terms and conditions thereunder (the Executive Bonus Plan) and, for the Company’s fiscal year 2012, Ms. Delly’s target bonus opportunity under the Executive Bonus Plan will be 100% of Base Salary and maximum bonus opportunity will be 200% of Base Salary (with actual payouts being based on the Company’s attainment of applicable performance goals); (3) Ms. Delly was granted equity-based long-term incentive awards under the Company’s 2010 Omnibus Incentive Compensation Plan (the 2010 Plan) on January 1, 2012 consisting of 37,119 shares of restricted stock, 37,119 stock options and 37,119 performance restricted stock units, and (4) Ms. Delly will be eligible to participate in long-term incentive compensation programs and other compensation and benefit plans and programs maintained by the Company for similarly situated executives, in each case in accordance with the terms of the applicable plan or program. In the event that Ms. Delly’s employment pursuant to the Employment Agreement is terminated by the Company without “cause” or by Ms. Delly for “good reason” (in each case, as defined in the Employment Agreement), Ms. Delly will be eligible to receive, subject to execution of a release of claims in favor of the Company and compliance with other conditions set forth in the Employment Agreement (1) a severance payment equal to two times (three times upon any such termination within 24 months of a “change in control” of the Company) the sum of (x) base salary at the rate in effect on the date of termination and (y) target bonus under the Executive Bonus Plan for the year in which termination occurs, payable in a lump sum within 60 days of the date of termination, (2) a pro-rated target annual bonus for the year in which termination occurs, and (3) 18 months’ continuation of group health insurance coverage, with the Company paying the portion of the premium costs that it would have paid if Ms. Delly had remained actively employed with the Company. The Employment Agreement also provides that, if payments and benefits provided to Ms. Delly along with other payments and benefits provided the Company would collectively constitute “parachute payments” for purposes of the golden parachute excise tax provisions under Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced to an amount sufficient to avoid application of the golden parachute excise tax but only if the net after-tax amount received by Mr. Delly in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by Ms. Delly in respect of such payments and benefits as a result of such reduction.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

Our executive compensation program is designed to:

•	Attract, retain and reward high-caliber management talent;
•	Incentivize the achievement of both the Company’s short-term and long-term operating objectives and performance;
•	Be transparent, fair, objective and, to the extent practical, formulaic;
•	Encourage the taking of prudent business risks for appropriate potential long-term benefits, while avoiding excessive, unnecessary or unwise risk; and;
•	Encourage smart investment and prudent deployment of capital.

At-risk, incentive compensation commits our senior executives to delivering challenging results over both the short- and long-term by rewarding the achievement of those results and aligning their interests with the financial interests of our shareholders.

In order to more closely align the financial interests of our executive officers with that of our shareholders, we have (i) a share ownership guideline requiring our executive officers to acquire a long-term ownership stake in the Company (See “Share Ownership Guidelines”), (ii) a practice of making on a single day all board-level compensation decisions (including adjustments to base salaries, annual incentive compensation opportunities, and long-term equity-based incentive compensation) to reinforce performance feedback to the executive (See “Timing of Compensation Decisions”) and (iii) a performance-based restricted stock units (PSUs) compensation component in our compensation program, to more closely tie pay to performance. The vesting of PSUs depends upon the Company’s achievement of absolute financial goals as set by the Board, including annual revenue growth rate (above 8%), operating income margin (above 4.5%), and return on invested capital (above 9.5%), over a four year period (See “Long-Term Equity-Based Incentive Compensation”).

The primary components of our executive compensation program, described in more detail within the report, are:

•	Base Salary, which pays a set level of monthly cash income to the executive, generally within the median range of the Peer Group (identified below).
•	Annual Incentive Award, which pays a variable cash award to reward good near-term operational performance in sales, earnings and cash flow and which is based solely upon financial performance by the Company measured against revenue, earnings, and inventory turn targets set by the Board at the beginning of each year.
•	Restricted Shares or Restricted Stock Units, which are awarded to retain management and permit each executive to steadily build an ownership stake in the Company to encourage long-term shareholder value creation.
•	Performance-Based Restricted Stock Units (PSUs), which reward performance and accelerate the executive’s ownership stake, subject to the achievement of specific long-term financial objectives over a four year period.
•	Stock Options, which directly align the interests of executives with the financial interest of our shareholders by increasing in value to the executive with the increase in value of shares of the Company, generally over a four year vesting period and as long as the executive holds the options.

Three of the components — Annual Incentive Awards, Performance-Based Restricted Stock Units, and Stock Options — are “at-risk” in that they are of value only when either the Company’s financial objectives are achieved or the value of the Company’s shares rise. The Company believes that the design of these “at risk” components closely aligns the executive’s pay with performance beneficial to the Company and its shareholders.

Role of Compensation Committee

Our Compensation Committee, which is comprised solely of independent directors, is responsible for reviewing and approving all salary and annual incentive compensation paid to officers of the Company, including our Chief Executive Officer and other Named Executive Officers. With respect to long-term equity-based incentive compensation paid to our Named Executive Officers (including our Chief Executive Officer), as well as to all other employees, the Compensation Committee makes a recommendation to the Board, which then approves the compensation.

Our Compensation Committee directly engaged Pearl Meyer & Partners to serve as the Compensation Committee’s independent compensation consultant (the consultant) and perform an executive compensation review. The consultant did not provide any services on behalf of management and did not have any potential business conflicts with its role as an independent advisor.

Role of Management

Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its responsibilities to others in setting compensation for the executive officers. The Chief Executive Officer annually reviews the performance of the other executive officers, and conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual equity awards, are presented to the Compensation Committee. Our Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the officers of the Company (which includes the executive officers). The Chief Executive Officer does not make any recommendations with respect to his or her own compensation.

Evaluation of “Say on Pay” Advisory Vote

At the 2012 Annual Meeting of Shareholders, our shareholders voted 92% in favor of the compensation of our Named Executive Officers as described in our 2012 proxy statement. The Compensation Committee reviewed this result and determined that it indicated confirmation and overwhelming support by our shareholders of the Company’s existing executive compensation policies and decisions. Accordingly, we did not significantly change our compensation principles and objectives in 2012.

Competitive Market Review

In setting executive officer compensation, our Compensation Committee considers all factors it deems relevant. The Compensation Committee also considers data and recommendations presented by the consultant and management based on market pay survey data that provides information on the level of the total target compensation (which is comprised of salary, annual incentive compensation and long-term incentive awards) paid to similarly positioned executives at companies in the Peer Group, identified below. The Company’s target compensation opportunity is generally set with the median range of the Peer Group and market pay survey data. Our compensation program is designed to deliver above median compensation for above median performance and below median compensation for below median performance. To determine the amount of compensation to be paid to each of these executives, the Compensation Committee performed a subjective evaluation of each executive’s performance and responsibilities; market pay survey data; relativity in pay among the Company’s executive officers; comparability of each executive’s role to other named executive officers cited within proxies from the Peer Group; general compensation trends; the Company’s financial position; specific challenges faced by the executive; and, for each executive other than the Chief Executive Officer, the recommendation of the Chief Executive Officer (without assigning specific weight to each factor). In setting executive compensation, our Compensation Committee has not established a set formula or other quantitative policy for allocating between long-term and immediately payable compensation, cash and non-cash compensation, establishing the amount of equity awards or allocating equity awards between stock options, restricted shares and performance based restricted share units, but rather considers compensation in totality for each individual.

The Peer Group was selected in August 2010 by the Compensation Committee based on a recommendation by the consultant from publicly traded companies that are major competitors in the marketplace for talent for the applicable positions. The companies in the Peer Group include entities with revenues of between $0.6 billion and $5.2 billion, manufacturers and companies in the electrical components, systems software, semiconductor components and electronics manufacturing services industries. The Peer Group consists of the following companies:

• Amphenol Corporation	• Novellus Systems, Inc.
• BMC Software, Inc.	• Plexus Corp
• Lam Research Corporation	• Sanmina-SCI Corporation
• Molex Incorporated	• Teradyne, Inc.
• Multi-Fineline Electronix, Inc.	• Vishay Intertechnology, Inc.(1)

(1)	Included in Peer Group for purposes of evaluating Ms. Delly’s compensation.

Timing of Compensation Decisions

In order to reinforce performance feedback through compensation, beginning in 2011, our Compensation Committee began to make executive compensation decisions in the first quarter of each year rather than effect changes to different compensation components at different times throughout the year. The Compensation Committee’s practice had previously been to review and approve stock-based awards to all eligible employees, including executive officers, once a year, on the date of the Compensation Committee’s regularly scheduled fourth quarter meeting and, in the case of stock options, to grant such stock options at an exercise price equal to the closing price of the Company’s Common Shares as reported by the NYSE on that date. The Company believes that the practice of granting stock-based awards in the first quarter of each year is reasonable when followed on a consistent basis each year and reduces the risk of inadvertently timing the grant of such awards with the release of material nonpublic information. In 2010, in order to make all performance and compensation reviews at the same time each year, the Compensation Committee postponed the grant of equity awards until the first quarter of 2011. Consequently, no stock-based awards were granted in 2010.

2012 Compensation

Base Salary Compensation

Our Compensation Committee reviews base salaries for executive officers annually. In making salary determinations, the Compensation Committee considers the terms of any employment contract with the executive, the recommendations of the Chief Executive Officer (as to executive officers), salary norms for persons in comparable positions in the Peer Group, the executive’s experience and scope of responsibility, and the Compensation Committee’s assessment of the executive’s individual past and potential future contribution to the Company’s results (without assigning a specific weight to each factor). During its review of base salaries for executives, the Compensation Committee primarily considers market data provided by the consultant, the results of a review of the executive’s compensation relative to the Company’s other executive officers, the executive’s individual performance and the committee members’ own business experience and views on appropriate compensation levels.

Annual Cash-Based Incentive Compensation

The purpose of the annual incentive compensation plan is to align the interests of executive officers with our shareholders by motivating executive officers to achieve superior financial and operational performance that increases shareholder value. Incentive bonuses are generally granted based on a percentage of each executive officer’s base salary earned during the fiscal year. The 2012 incentive compensation plan for our Named Executive Officers was adopted by the Compensation Committee in the first quarter of 2012. Our practice is to award cash incentive bonuses based upon the attainment of corporate performance goals. The following table sets forth the 2012 threshold, target, incremental and maximum performance goals with respect to fiscal year financial results of the Company for each of the executive officers:

	Corporate Performance Goals
Objective Level	Earnings Per Share Before Special Items(1)	Inventory Turns(2)	Revenue
Threshold	$1.09	6.00	$2.333 billion
Target	$1.14	6.25	$2.400 billion
Incremental	$1.24	6.50	$2.475 billion
Maximum	$1.34	7.00	$2.550 billion
Actual	$1.21	6.62	$2.468 billion

(1)	Earnings per share before special items excludes restructuring and Thailand flood related charges, net of insurance and tax.
(2)	Inventory turns is calculated as sales divided by average inventory for each of the four quarters ended December 31, 2012.

The following table sets forth the potential 2012 threshold, target, incremental and maximum cash incentive payment levels, as a percentage of salary, for each of the executives based on the Company’s achievement of each of the three performance goals above:

	Potential 2012 Incentive Payments as a Percentage of Salary Related to Achievement of Each of Three Corporate Performance Goals
Named Executive	Threshold	Target	Incremental	Maximum
Gayla J. Delly	16.70%	33.30%	50.00%	66.70%
Donald F. Adam	8.30%	25.00%	33.30%	41.70%
Kenneth S. Barrow	8.30%	25.00%	33.30%	41.70%

The total incentive bonus award is determined according to the level of achievement of the corporate performance goals. The maximum incentive bonus for these executive officers was 200.1% for Ms. Delly and 125% for Messrs. Adam and Barrow.

At its first quarter 2013 meeting, our Compensation Committee determined the extent to which the 2012 performance goals were achieved, and approved the amount of the award to be paid to each executive officer. The Compensation Committee determined that the executives had achieved target performance in earnings per share before special items and in revenue, and incremental performance in inventory turns. For each of the executives, we have set forth in the table below the amount of annual cash-based incentive compensation earned and the corresponding percentage of their 2012 salary that the amount represented.

Named Executive	Amount of Cash Incentive Earned	% of Salary
Gayla J. Delly	$874,500	116.60	%(1)
Donald F. Adam	$308,321	83.33	%(2)
Kenneth S. Barrow	$281,078	83.33	%(2)

(1)	Ms. Delly’s total cash incentive compensation of 116.60% consisted of the following percentages for each performance goal: 33.30% for earnings per share before special items, 50.0% for inventory turns and 33.30% for revenue.

(2)	Mr. Adam’s and Mr. Barrow’s total cash incentive compensation of 83.33% consisted of the following percentages for each performance goal: 25.0% for earnings per share before special items, 33.33% for inventory turns and 25.0% for revenue.

Long-Term Equity-Based Incentive Compensation

Our Compensation Committee believes that equity-based incentive compensation is critical in motivating the long-term creation of shareholder value because it focuses executive attention on share price as the primary measure of the Company’s overall performance. In 2010, the Board adopted and our shareholders approved, the 2010 Plan, which superseded the Benchmark Electronics, Inc. 2000 Stock Awards Plan (the 2000 Plan). In 2012, our Compensation Committee awarded executive officers a combination of stock options, restricted shares and PSUs (in each case, as further described below). To determine the awards for each executive, the Compensation Committee performed a subjective evaluation of each executive’s performance and responsibilities, and also considered market pay survey data, relative pay among the Company’s executive officers and other factors (without assigning a specific weight to each factor). The evaluation of each executive’s performance and responsibilities was made with significant input from the Company’s Chief Executive Officer, and also factored in the future potential contribution from each executive according to the Company’s long term and emergency succession plan. In assessing the fiscal 2012 individual performances of Ms. Delly, Mr. Adam, and Mr. Barrow, the Compensation Committee noted that each provided effective leadership and responsiveness associated with the Company’s recovery from the extraordinary flooding of its Thailand facility, and gave exceptional focus on improving the Company’s net sales, net income, operating margin, and earnings per share, all in the face of difficult market conditions. In addition, under Ms. Delly’s leadership, the Company initiated its Standardized Benchmark Production System (BPS), which focuses on upgrading the Company’s Quality Management System (QMS), and on numerous manufacturing process and supply chain initiatives. Also under Ms. Delly’s leadership, the Company began its Benchmark Accountability Management (BAM) system of continuous improvement activities, which includes lean manufacturing initiatives and a program to increase the number of qualified Six Sigma experts (i.e., “Black Belts” and “Green Belts”). Under Mr. Adam’s leadership as CFO, expense reduction efforts contributed to the strong income from operations performance, and proper internal controls and financial compliance were maintained. Under Mr. Barrow’s leadership, the Company launched its new Code of Conduct, successfully supervised its compliance programs, and effectively managed its risks related to several legal matters. Although our management recommended the number of shares to be covered by equity awards granted to employees, the Compensation Committee approved the grant of all equity awards and did not delegate the timing of such grants. Equity award grants to our Chief Executive Officer and other executive officers are not made automatically each year. The amount and terms of equity awards already held by an executive officer generally are not significant factors in the Compensation Committee’s determination of whether and how many equity awards should be granted to the executive officer.

Stock Options — The Compensation Committee grants stock options at not less than 100% of the fair market value of the Common Shares on the date of grant. Because stock options provide value only in the event of share price appreciation, our Compensation Committee believes these awards are, by their nature, performance-based and are an important component of our executive compensation program.

Restricted Shares or Restricted Stock Units — Long-term equity-based incentive compensation awards also include time-based awards which vest over four years, to improve retention of executives and to enable a steadily-growing ownership stake in the Company that encourages long-term strategic performance.

Performance-Based Restricted Stock Units (PSUs) — Beginning in 2011, in addition to grants of stock options and restricted shares, the Compensation Committee added PSU awards to the long-term incentive compensation component of executive compensation. Our Compensation Committee believes the PSUs, which vest over four years subject to the achievement of measurable, absolute financial goals, will enable management to build a meaningful ownership stake in the Company to encourage long-term strategic thinking and the avoidance of unnecessary or excessive risk taking. The financial goals were set by our Board, and include an annual revenue growth rate of above 8%; operating income margins of above 4.5%; and return on invested capital of above 9.5%.

The long-term equity-based incentive compensation awards made in the first quarter of 2012 were evenly balanced, with approximately one-third of the total value awarded in stock options, restricted shares and PSUs, respectively.

Deferred Compensation Benefits

In order to attract and retain key employees the Company established the Benchmark Electronics, Inc. Deferred Compensation Plan (the Deferred Compensation Plan) which allows certain designated employees, including our Named Executive Officers, the opportunity to defer, on a pre-tax basis, their salary, bonus awards, and other specified compensation and to receive the deferred amounts, together with an investment return (positive or negative), either at a pre-determined time in the future or upon termination of employment with the Company. The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code and be administered as a nonqualified “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act.

Retirement Benefits

All employees in the United States, including the executive officers, are eligible to participate in the Company’s 401(k) Employee Savings Plan (the Savings Plan). The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan and the Company provides matching cash contributions up to 4% of the employees’ eligible compensation. All contributions to the Savings Plan as well as any matching contributions are fully vested upon contribution.

Perquisites and Personal Benefits

The Company provides only minimal perquisites or other personal benefits to executive officers, consisting primarily of a portion of the cost of financial planning services, health club memberships and annual physical exams.

Other Matters

Share Ownership Guidelines

Our executive officers are subject to a share ownership requirement. During the term of his or her employment with the Company, our executive officers are expected to directly own Common Shares of the Company having a market value of at least (a) three times their annual base salary if he or she is President or Chief Executive Officer and (b) two times his or her annual base salary for all other executive officers. Our executive officers have not yet achieved this ownership requirement and are expected to retain 20% of the underlying shares of (a) each exercise of stock option grants and (b) each vesting of restricted share grants until such executive officer has achieved his or her respective ownership requirement.

Analysis of Compensation Risk

During 2012 our Compensation Committee conducted an analysis of potential risks posed by the Company’s compensation program, asking, in essence, whether the program might encourage the executive officers to take unnecessary or excessive risks, or whether the program might encourage the manipulation of reported earnings. As part of its analysis the Compensation Committee also considered mitigating factors and controls:

Component	Potential Risk	Mitigating Factors
Base Salary	Unsustainable fixed expense Retention challenges if too low	Management of expenses and increases Periodic market surveys
Annual Incentive Plan	Imprudent risk taking to maximize short-term reported financial results Earnings manipulation	Internal financial controls Award limits Long-term incentive awards at risk Share ownership guidelines Tied to independently audited results
Long-Term Equity-Based Incentive Plans	Imprudent risk taking to maximize short-term stock price Earnings manipulation	Award limits Share ownership guidelines Long vesting periods Internal financial controls Independent audit
Health & Insurance Benefits	Unsustainable fixed expense Retention challenges if too low	Management of expenses Periodic market surveys
Retirement Benefits (401k and Deferred Compensation Plans)	Unsustainable fixed expense Retention challenges if too low Legal compliance risks	Management of expenses Limited non-qualified retirement benefits Third party professional advisors Periodic market surveys
Severance Plans	Unsustainable fixed expense	Limitations within employment, severance and change of control agreements Award limits
Perquisites & Expatriate Benefits	Unsustainable fixed expense Retention challenges if too low	Management of expenses Periodic market surveys

Based on its analysis the Compensation Committee determined that our compensation program is unlikely to motivate inappropriate risk-taking.

IRS Limits on Deductibility of Compensation

An income tax deduction under Section 162(m) of the Internal Revenue Code will generally be available for annual compensation in excess of $1 million paid to the executive officers (other than the Chief Financial Officer) only if that compensation is “performance-based” and complies with certain other tax law requirements. Although our Compensation Committee considers deductibility issues when approving executive compensation elements, we believe that the other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, the Compensation Committee may make compensation decisions without regard to deductibility when it believes it is in the best interests of the Company and our shareholders to do so.

REPORT OF COMPENSATION COMMITTEE

Our executive compensation program is administered by the Compensation Committee, a committee of the Board composed of independent directors listed below this report. The Compensation Committee is responsible for recommending to the full Board the compensation of our Chief Executive Officer, determining the compensation of our other executive officers and administering our employee benefit plans. None of the members of the Compensation Committee has any interlocking or other relationships with the Company that would call into question their independence as Compensation Committee members. Our Compensation Committee operates under a written charter previously approved by the Board.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the CD&A) for the year ended December 31, 2012 with management. Based on such reviews and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in the proxy statement under Schedule 14A for the year ended December 31, 2012 for filing with the SEC and incorporation by reference into the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS
Clay C. Williams, Chair Michael R. Dawson David W. Scheible Bernee D. L. Strom

COMPENSATION TABLES AND NARRATIVES

The following tables, narratives and footnotes describe the total compensation and benefits of our Chief Executive Officer and our other two executive officers for 2012 (our Named Executive Officers).

Summary Compensation Table

The following table sets forth information concerning the compensation and benefits of our Named Executive Officers during the fiscal years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Gayla J. Delly President and Chief Executive Officer (PEO)(5)	2012	$750,000	$1,889,138	$645,163	$874,500	$10,250	$4,169,051
	2011	526,154	843,059	400,708	—	10,280	1,780,201
	2010	505,000	—	—	399,758	10,124	914,882
Donald F. Adam Chief Financial Officer (PFO)	2012	370,000	531,362	241,514	308,321	10,250	1,461,447
	2011	366,154	583,655	277,412	—	10,280	1,237,501
	2010	340,000	—	—	198,322	10,124	548,446
Kenneth S. Barrow General Counsel and Secretary(6)	2012	337,308	233,942	86,320	281,078	10,250	948,898

(1)	The amounts reflect the aggregate grant date fair value of restricted stock and PSU grants pursuant to the Company’s equity awards plans during the fiscal years ended December 31, 2012, 2011 and 2010, respectively, computed in accordance with the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Stock awards were valued using the closing market price of the Company’s Common Shares on the grant date. During 2010, the Company did not grant any stock awards to our Named Executive Officers. A portion of the 2012 and 2011 awards listed above are subject to performance conditions, with the grant date fair value calculated for purposes of the Stock Awards column assuming a target level of achievement. Assuming the highest level of performance conditions will be achieved, at a maximum of 300% for grants in 2012, the grant date fair value of stock awards for each of our Named Executive Officers would be as follows:

Gayla J. Delly	$3,778,276
Donald F. Adam	1,062,725
Kenneth S. Barrow	467,884
(2)	The amounts reflect the aggregate grant date fair value of stock option grants pursuant to the Company’s equity awards plans during the fiscal years ended December 31, 2012, 2011 and 2010, respectively, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2012, 2011 and 2010 are included in footnote 1(m) to the Company’s audited financial statements for the fiscal year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2013. During 2010, the Company did not grant any option awards to our Named Executive Officers.
(3)	The amounts shown in this column reflect cash incentive bonuses earned by our Named Executive Officers pursuant to the Company’s annual incentive compensation plans. The amounts include cash bonuses earned in year of service regardless of when paid.
(4)	For fiscal year ended December 31, 2012, the “All Other Compensation” column includes (a) $9,800 paid by the Company pursuant to the Company’s Savings Plan to each of our Named Executive Officers (under the Savings Plan, the Company is obligated to make matching contributions to the Savings Plan in an amount equal to 100% of each participant’s elective contributions, to the extent that such elective contributions do not exceed 4% of such participant’s eligible compensation), and (b) payments by the Company of premiums of $450 for term life insurance on behalf of each of our Named Executive Officers.

(5)	Ms. Delly was promoted from President to President and Chief Executive Officer effective as of January 1, 2012.
(6)	Mr. Barrow became an executive officer effective as of January 1, 2012.

Employment Agreements

The Company has entered into employment agreements with each of the Named Executive Officers. The agreements provide for annual base salaries, subject to increases from time to time as determined by the Compensation Committee. These agreements are automatically extended by successive one-year terms, unless terminated by the Company or the executive. Effective January 1, 2012, the Compensation Committee increased Ms. Delly’s annual base salary to $750,000 in connection with her promotion to President and Chief Executive Officer. Effective March 2, 2011, Mr. Adam’s annual base salary was $370,000 and Mr. Barrow’s annual base salary was $340,000.

In addition to annual base salaries, each employment agreement provides for payment of bonuses if the Company attains or exceeds its corporate performance goals which are specified each year by the Compensation Committee. A more detailed discussion of the corporate performance goals and these bonuses, including the percentage of base salary and the mechanism by which the bonuses are paid and determined by the Compensation Committee is set forth in “Compensation Discussion and Analysis — 2012 Compensation — Annual Cash-Based Incentive Compensation”.

Each employment agreement also provides for severance payments if the applicable Named Executive Officer’s employment is terminated under certain qualifying circumstances. A more detailed discussion of the severance terms is set forth in “— Potential Payments Upon Termination or Change in Control”.

Each employment agreement contains restrictive covenants that prohibit the applicable Named Executive Officer from competing with the Company or soliciting its customers or service providers during the term of the employment agreement and for two years thereafter as well as a confidentiality covenant of indefinite length.

In connection with her promotion from President to President and Chief Executive Officer of the Company, Ms. Delly’s employment agreement was amended and restated effective as of January 1, 2012. Under the amended and restated employment agreement (i) Ms. Delly’s annual base salary was increased to $750,000 (as indicated above), (ii) for the Company’s fiscal year 2012, Ms. Delly’s target bonus opportunity is 100% of base salary, while her maximum bonus opportunity would be 200% of base salary and (iii) in addition to the restrictive covenants described above, Ms. Delly may not, during her period of employment and for two years thereafter, make disparaging remarks about the Company, its subsidiaries or products and services or divert customers of the Company to its competitors. A more detailed discussion of Ms. Delly’s amended and restated employment agreement is set forth above in “—Certain Transactions”.

Grants of Plan-Based Awards

The 2000 Plan and the 2010 Plan authorize the Company, upon recommendation of the compensation committee of the Board of Directors, to grant a variety of types of awards, including stock options, restricted shares, restricted stock units, stock appreciation rights, performance compensation awards, phantom stock awards and deferred share units, or any combination thereof, to any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company. Stock options are granted to employees with an exercise price equal to the market price of the Company’s common shares on the date of grant, generally vest over a four-year period from the date of grant and have a term of ten years. Restricted shares, restricted stock units and phantom stock awards granted to employees generally vest over a four-year period from the date of grant, subject to the continued employment of the employee by the Company. The 2000 Plan expired on February 16, 2010 and no additional grants can be made under that plan. The 2010 Plan was approved by the Company’s shareholders on May 18, 2010 and replaced the 2000 Plan. As of December 31, 2012, the Company had equity awards outstanding with respect to 3.9 million Common Shares under the Company’s 2000 and 2010 Plans, and 3.0 million additional common shares are available for issuance under the Company’s 2010 Plan.

The following table sets forth information concerning grants of nonqualified stock option and restricted share awards to the Named Executive Officers during the fiscal year ended December 31, 2012 under the 2010 Plan, as well as estimated possible payouts under cash and equity incentive plans.

2012 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gayla J. Delly	1/1/2012	—	—	—	—	37,119	111,357	—	—	—	$499,993
	1/1/2012	—	—	—	—	—	—	37,119	—	—	$499,993
	1/1/2012	—	—	—	—	—	—	—	37,119	$13.47	$246,470
	3/6/2012	$281,250	$749,925	$1,312,425	—	27,734	83,202	—	—	—	$444,576
	3/6/2012	—	—	—	—	—	—	27,734	—	—	$444,576
	3/6/2012	—	—	—	—	—	—	—	49,899	$16.03	$398,693
Donald F. Adam	3/6/2012	$92,130	$277,500	$462,537	—	16,574	49,722	—	—	—	$265,681
	3/6/2012	—	—	—	—	—	—	16,574	—	—	$265,681
	3/6/2012	—	—	—	—	—	—	—	30,227	$16.03	$241,514
Kenneth S. Barrow	3/6/2012	$83,990	$252,981	$421,669	—	7,297	21,891	—	—	—	$116,971
	3/6/2012	—	—	—	—	—	—	7,297	—	—	$116,971
	3/6/2012	—	—	—	—	—	—	—	13,000	$16.03	$86,320

(1)	The information included in the “Threshold”, “Target” and “Maximum” columns represent the range of potential payout under the 2012 incentive compensation plan for Ms. Delly, Mr. Adam and Mr. Barrow adopted by the Compensation Committee in March 2012.
(2)	The information included in the “Threshold”, “Target” and “Maximum” columns represent the range of potential shares that may be earned in respect of PSUs granted under the 2012 incentive compensation plans for Ms. Delly, Mr. Adam and Mr. Barrow adopted by the Compensation Committee in December 2011 and March 2012. The number of PSUs that will ultimately be earned will not be determined until the end of the performance period, which is December 31, 2015. Shares earned will be proportionately increased in the event of attainment of performance goals at levels between “Threshold” and “Target” or “Target” and “Maximum”.
(3)	Represents closing market price of a share of the Company’s stock on option’s grant date.
(4)	The amounts shown in this column reflect the grant date fair value of the restricted share, PSU and stock option awards granted in 2012, as computed in accordance with FASB ASC Topic 718. The restricted share and PSU awards were valued using the closing market price of the Company’s Common Shares on the restricted share grant date. The stock option awards were valued using the Black-Scholes option-pricing model. Assumptions used in the Black-Scholes model are included in footnote 1(m) to the Company’s audited financial statements for the year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2013.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by our Named Executive Officers at December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Gayla J. Delly	17,373	—		$15.77	02/18/13
	30,000	—		$24.13	12/11/13
	37,500	—		$23.37	11/30/14
	45,000	—		$23.22	01/10/16
	30,000	—		$26.84	11/15/16
	30,000	—		$17.22	12/05/17
	60,000	—		$12.64	12/10/18
	41,250	13,750	(1)	$19.11	12/09/19
	9,595	28,787	(2)	$18.57	03/02/21
	—	37,119	(3)	$13.47	01/01/22
	—	49,899	(4)	$16.03	03/06/22
	—	—		—	—	84,628	(5)	$1,406,517	87,552	(6)	$1,455,114
Donald F. Adam	16,874	—		$15.77	02/18/13
	15,000	—		$24.13	12/11/13
	15,000	—		$23.37	11/30/14
	15,000	—		$23.22	01/10/16
	20,000	—		$26.84	11/15/16
	20,000	—		$17.22	12/05/17
	40,000	—		$12.64	12/10/18
	26,250	8,750	(1)	$19.11	12/09/19
	6,643	19,929	(2)	$18.57	03/02/21
	—	30,227	(4)	$16.03	03/06/22
	—	—		—	—	30,111	(5)	$500,445	32,289	(6)	$536,643
Kenneth S. Barrow	15,000	—		$28.10	05/09/16
	5,000	—		$26.84	11/15/16
	10,000	—		$17.22	12/05/17
	25,000	—		$12.64	12/10/18
	18,750	6,250	(1)	$19.11	12/09/19
	3,137	9,411	(2)	$18.57	03/02/21
	—	13,000	(4)	$16.03	03/06/22
	—	—		—	—	14,113	(5)	$234,558	14,718	(6)	$244,613

(1)	Options granted December 9, 2009 with an exercise price of $19.11 will vest as follows, subject to the executive’s continued employment.

Vesting Date	Gayla J. Delly	Donald F. Adam	Kenneth S. Barrow
December 9, 2013	13,750	8,750	6,250
	13,750	8,750	6,250
(2)	Options granted March 2, 2011 with an exercise price of $18.57 will vest as follows, subject to the executive’s continued employment.

Vesting Date	Gayla J. Delly	Donald F. Adam	Kenneth S. Barrow
March 2, 2013	9,596	6,643	3,137
March 2, 2014	9,595	6,643	3,137
March 2, 2015	9,596	6,643	3,137
	28,787	19,929	9,411
(3)	Options granted January 1, 2012 with an exercise price of $13.47 will vest as follows, subject to the executive’s continued employment.

Vesting Date	Gayla J. Delly
January 1, 2013	9,279
January 1, 2014	9,280
January 1, 2015	9,280
January 1, 2016	9,280
37,119
(4)	Options granted March 6, 2012 with an exercise price of $16.03 will vest as follows, subject to the executive’s continued employment.

Vesting Date	Gayla J. Delly	Donald F. Adam	Kenneth S. Barrow
March 6, 2013	12,474	7,556	3,250
March 6, 2014	12,475	7,557	3,250
March 6, 2015	12,475	7,557	3,250
March 6, 2016	12,475	7,557	3,250
	49,899	30,227	13,000
(5)	The following table provides the number of unvested restricted stock awards by vesting date held by our Named Executive Officers at December 31, 2012, subject to the executive’s continued employment.

Vesting Date	Gayla J. Delly	Donald F. Adam	Kenneth S. Barrow
January 1, 2013	9,279	—	—
March 2, 2013	5,675	3,929	1,855
March 6, 2013	6,933	4,143	1,824
December 9, 2013	2,750	1,750	1,250
January 1, 2014	9,280	—	—
March 2, 2014	5,675	3,929	1,855
March 6, 2014	6,934	4,144	1,824
January 1, 2015	9,280	—	—
March 2, 2015	5,675	3,929	1,856
March 6, 2015	6,933	4,143	1,824
January 1, 2016	9,280	—	—
March 6, 2016	6,934	4,144	1,825
	84,628	30,111	14,113
(6)	This represents the number of shares that will be delivered assuming target level of performance. The number of PSUs that will ultimately be earned will not be determined until the end of the performance period, which is December 31, 2015, and may vary from as low as zero to as high as three times the target number.

2012 Option Exercises and Stock Vested Table

The following table sets forth information concerning exercises of stock options and vesting of restricted shares by our Named Executive Officers during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gayla J. Delly	27,626	$28,923	12,625	$204,734
Donald F. Adam	—	$—	8,478	$137,558
Kenneth S. Barrow	—	$—	5,230	$84,886

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Non-Qualified Deferred Compensation

The Deferred Compensation Plan allows certain designated employees, including our Named Executive Officers, to defer up to 75% of their base salary and up to 100% of their incentive bonus and other types of “compensation” (commission and such other cash compensation or equity compensation approved by the Compensation Committee) on a tax-deferred basis. Participants may receive matching contributions from the Company on certain of their deferrals. Some participants may also receive discretionary contributions made by the Company. Deferred amounts, together with any investment return (positive or negative) may be distributed either at a pre-determined time in the future or upon termination of employment with the Company. The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code and be administered as a nonqualified “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(1) ($)	Aggregate Withdrawals/ Distributions ($)	Ending Balance at Last FYE ($)
Gayla J. Delly	$90,000	$—	$26,573	$—	$341,377
Donald F. Adam	18,500	—	6,316	—	76,439
Kenneth S. Barrow	57,342	—	43,837	—	432,168

(1)	These amounts are not considered above-market or preferential under SEC rules and therefore are not reported in the summary compensation table in this proxy statement.

Potential Payments Upon Termination or Change in Control

The Company has entered into employment agreements with each of our Named Executive Officers that will require the payment of severance by the Company if the applicable executive’s employment is terminated (i) by the Company without cause or (ii) by the executive for “good reason”. The severance to be paid to Messrs. Adam and Barrow is equal to the sum of (a) 100% of the executive’s annual base salary and (b) a prorated bonus for the year of termination, payable in lump sum six months after termination. In addition, the Company will pay to Messrs. Adam and Barrow an amount (grossed up for applicable taxes) sufficient to pay any excise taxes levied under Section 4999 of the Internal Revenue Code in conjunction with the severance payment and any other payments or benefits received by Messrs. Adam and Barrow in connection with a change in control of the Company. Under the employment agreements, “good reason” is generally defined as (i) a material diminution of the executive’s duties or responsibilities, (ii) a reduction in the executive’s base salary greater than ten percent (10%), or annual bonus or long-term incentive compensation opportunity, (iii) a change of control, but only if the executive terminates his employment, for any reason, within 90 days after the date of such change of control, or (iv) a material breach by the Company of any other provision of the employment agreements that is not cured after written notice by the executive.

In addition, the Company will provide Messrs. Adam and Barrow continuation of medical, dental, health and other welfare benefits for one year after the termination of employment. Additionally, the agreements provide payment of severance upon the executive’s death or disability, in an amount equal to 100% of the executive’s annual base salary plus a prorated bonus, in a lump sum payment six months after the date of termination. Upon a termination of employment for cause or retirement, the Named Executive Officers will only receive salary earned to the date of termination and benefits under the Company’s benefit plans that were vested as of the date of termination.

In the event that Ms. Delly’s employment pursuant to the Employment Agreement is terminated by the Company without “cause” or by Ms. Delly for “good reason” (in each case, as defined in the Employment Agreement), Ms. Delly will be eligible to receive, subject to execution of a release of claims in favor of the Company and compliance with other conditions set forth in the Employment Agreement (1) a severance payment equal to two times (three times upon any such termination within 24 months of a “change in control” of the Company) the sum of (x) base salary at the rate in effect on the date of termination and (y) target bonus under the Executive Bonus Plan for the year in which termination occurs, payable in a lump sum within 60 days of the date of termination, (2) a pro-rated target annual bonus for the year in which termination occurs, and (3) 18 months’ continuation of group health insurance coverage, with the Company paying the portion of the premium costs that it would have paid if Ms. Delly had remained actively employed with the Company. The Employment Agreement also provides that, if payments and benefits provided to Ms. Delly thereunder along with other payments and benefits provided by the Company would collectively constitute “parachute payments” for purposes of the golden parachute excise tax provisions under Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced to an amount sufficient to avoid application of the golden parachute excise tax but only if the net after-tax amount received by Mr. Delly in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by Ms. Delly in respect of such payments and benefits as a result of such reduction.

Potential Payments under Involuntary Termination Without Cause, Termination for Good Reason and Termination Upon a Change in Control

The table below reflects the amount of compensation payable to each Named Executive Officer upon involuntary not-for-cause termination, termination by the executives for good reason and termination following a change of control in accordance with the employment agreements. The amounts shown assume that such termination was effective as of December 31, 2012, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. The Named Executive Officers will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our Savings Plan and the Deferred Compensation Plan, in which our Named Executive Officer participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

Name	Lump Sum Severance Payment(1)	Continuation of Insurance Benefits(2)	Accelerated Vesting of Stock Options(3)	Accelerated Vesting of Stock Awards(4)	Golden Parachute Excise Tax(5)	Total Payments
Gayla J. Delly	$3,750,000	$15,000	$—	$—	$—	$3,765,000	(6)
Gayla J. Delly – Change in Control	5,250,000	22,000	146,365	2,861,632	—	8,279,997	(6)
Donald F. Adam	678,321	15,000	—	—	—	693,321
Donald F. Adam – Change in Control	678,321	15,000	17,834	1,037,088	536,652	2,284,895
Kenneth S. Barrow	621,078	15,000	—	—	—	636,078
Kenneth S. Barrow – Change in Control	621,078	15,000	7,670	506,927	489,810	1,640,485

(1)	Payment based on executive’s annual base salary and cash incentive bonus as of December 31, 2012. The amounts do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.

(2)	Estimated cost to the Company of providing medical, dental, health and other welfare benefits for 18 months for Ms. Delly and one year for Messrs. Adam and Barrow after the termination of employment based on average annual cost per employee.
(3)	The value of the accelerated vesting benefit equals (A) the number of shares as to which the in-the-money stock options would vest on an accelerated basis upon the occurrence of a change of control event, multiplied by (B) the difference between the closing price per share of the Company’s Common Shares on December 31, 2012 and the exercise price per share for the affected options.
(4)	The value of the accelerated vesting benefit equals (A) the number of restricted share, RSU and PSU awards that would vest on an accelerated basis upon the occurrence of a change of control event, multiplied by (B) the closing price per share of the Company’s Common Shares on December 31, 2012.
(5)	In the event of a change in control of the Company, we will pay Messrs. Adam and Barrow an additional payment (grossed up for applicable taxes) to reimburse any “golden parachute” excise taxes which they may owe under Section 4999 of the Internal Revenue Code in connection with their receipt of any payments or benefits in connection with the change of control. This column provides an estimate of these payments.
(6)	These payments and benefits are subject to reduction if receipt thereof triggers the golden parachute excise tax under Section 4999 of the Internal Revenue Code of 1986. As indicated above, payments and benefits will be reduced to an amount sufficient to avoid application of the golden parachute excise tax to the extent that the net after-tax amount received by Ms. Delly in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by Ms. Delly in respect of such payments and benefits as a result of such reduction.

Potential Payments Upon Death or Disability

The amount of compensation payable to each Named Executive Officer’s estate upon the death or disability of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2012, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the executives’ estates upon their termination. The actual amounts to be paid can only be determined at the time of the executive’s separation from the Company.

Name	Lump Sum Payment Attributable to Salary(1)	Lump Sum Payment Attributable to Cash Incentive Bonus(1)
Gayla J. Delly	$—	$—
Donald F. Adam	370,000	308,321
Kenneth S. Barrow	340,000	281,978

(1)	Payment based on executive’s annual base salary and cash incentive bonus as of December 31, 2012. The amounts do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.

Compensation of Directors

Employee directors have never received any additional compensation for serving on the Board above the compensation they received for serving as officers of the Company. For information regarding compensation programs with respect to our Named Executive Officers, see “Compensation Discussion and Analysis.”

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting non-employee director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. Any changes to be made to non-employee director compensation practices must be recommended by the Compensation Committee for approval by the full Board.

The Compensation Committee annually reviews and evaluates the Company’s non-employee director compensation practices in relation to comparable companies. In 2011, the Compensation Committee obtained compensation analyses from the consultant, in performing this review. Based on these analyses, the Committee recommended and the Board approved revisions to non-employee director compensation and minimum share ownership requirement in 2011. Prior to May 2011, each independent non-employee director received a stock option to purchase up to 15,750 Common Shares upon the occurrence of the non-employee director’s election or reelection to the Board. All stock option awards to non-employee directors were fully vested upon the date of grant. Beginning in May 2011, all non-employee directors receive an annual equity award grant valued at $100,000 in the form of restricted stock units which vest quarterly over a one-year period from the grant date.

In addition, non-employee directors are subject to a minimum share ownership requirement. Within five years of May 2011, each non-employee director is required to directly own Common Shares of the Company with a market value of at least $180,000 (three times the Annual Board Retainer). Messrs. Dawson, Dorflinger, Duncan and Williams and Ms. Strom are in compliance with this ownership requirement. Mr. Scheible is required to comply with this requirement by May 2016.

Cash Compensation Paid to Non-Employee Directors

The following table shows non-employee director compensation as determined by the Board upon the recommendation of the Compensation Committee.

Annual Board Retainer(1)	$60,000
Annual Audit Committee Chair Retainer(1)	$15,000
Annual Compensation Committee Chair Retainer(1)	$5,000
Annual Nominating/Corporate Governance Committee Chair Retainer(1)	$5,000
Annual Presiding Director Retainer(1)	$15,000
Payment per Board meeting attended	$1,000
Payment per Committee meeting attended	$1,000

(1)	Payable quarterly.

The Company also reimburses its non-employee directors for their reasonable travel expenses in attending such meetings.

The Company was previously party to an employment agreement with Mr. Fu, Chairman of the Board of Directors through December 31, 2012. The employment agreement was terminated in connection with the Company’s and Mr. Fu’s agreement that Mr. Fu would resign as Chief Executive Officer of the Company effective December 31, 2011. On November 8, 2011, the Company entered into the Termination Agreement under which the Company (1) paid Mr. Fu a lump sum payment equal to $775,000 on December 30, 2011, (2) paid Mr. Fu a payment of $27,513 on January 3, 2012, as a health care benefit bridge to Medicare eligibility and (3) extended the post-termination exercise period for all stock options granted to Mr. Fu (to the extent vested as of December 31, 2011) from three months to twenty-four months after December 31, 2011 (though such extension did not extend the maximum term during which any such option may be exercised beyond ten years). The Termination Agreement contains restrictive covenants that prohibit Mr. Fu from engaging any activities that are competitive with the Company during the remaining term of his employment and three years thereafter, as long as the Company complies with its payment obligations under the Termination Agreement. Mr. Fu is also subject to a confidentiality covenant of indefinite length under the Termination Agreement. The Termination Agreement contains a mutual release of claims.

The Company engaged Mr. Fu as a consultant pursuant to a Consulting Services and Non-Compete Agreement (the Consulting Agreement) effective January 1, 2012. The Consulting Agreement has a term of two (2) years and may be extended by mutual agreement between Mr. Fu and the Company. For his consulting services, the Company paid Mr. Fu $775,000 on December 28, 2012. Under the Consulting Agreement, Mr. Fu is subject to a confidentiality and work product covenant and cannot, during the three year period after the effective date of the Consulting Agreement, engage in activities that are competitive with the business activities of the Company or solicit the Company’s customers, clients, suppliers and contacts. The Consulting Agreement may be terminated by either party upon written notice. To the extent that the Consulting Agreement is terminated by the Company for reasons other than a breach of the agreement, Mr. Fu will continue to be entitled to his consulting fees.

Equity-Based Compensation Program for Non-Employee Directors

On February 16, 2002, the Board of Directors adopted, and on May 13, 2002, the shareholders approved, the Benchmark Electronics, Inc. 2002 Stock Option Plan for Non-Employee Directors (the 2002 Plan) for the benefit of members of the Board who are not employees of the Company or its Affiliates (as defined in the 2002 Plan). The purpose of the 2002 Plan was to encourage ownership of the Company’s Common Shares by eligible non-employee directors of the Company, to provide increased incentive for such directors to render services and to exert maximum effort for the business success of the Company and to further align the interests of directors with the interests of shareholders of the Company. The 2002 Plan terminated in February 2012. The 2002 Plan was replaced by the 2010 Plan, and no additional grants may be made under the 2002 Plan. As of December 31, 2012, the Company had outstanding options with respect to 369,500 Common Shares under the 2002 Plan.

The equity awards granted in 2012 to non-employee directors were under the 2010 Plan and were in the form of restricted stock units. These awards vest in equal quarterly installments over a one year period, starting from the grant date. During 2012, 40,590 restricted stock units were granted to non-employee directors under the 2010 Plan.

2012 Director Summary Compensation Table

The following table summarizes the cash and equity compensation for non-employee directors during the fiscal year ended December 31, 2012. The Company did not grant any stock option awards to any of our non-employee directors during 2012 and none of our directors is covered by a non-equity incentive plan, a pension plan or a nonqualified deferred compensation plan; accordingly these columns have been omitted.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)		Total ($)
Michael R. Dawson	$96,250	$99,987	$—		$196,237
Peter G. Dorflinger	82,000	99,987	—		181,987
Douglas G. Duncan	88,000	99,987	—		187,987
Cary. T. Fu	—	—	802,513	(2)	802,513
David W. Scheible	78,000	99,987	—		177,987
Bernee D.L. Strom	90,000	99,987	—		189,987
Clay C. Williams	80,000	99,987	—		179,987

(1)	The amounts reflect the aggregate fair value of restricted stock units granted pursuant the 2010 Plan during the fiscal year ended December 31, 2012, computed in accordance with the provisions of FASB ASC Topic 718. The restricted stock unit awards were valued using the closing market price of the Company’s Common Shares on the grant date.
(2)	During 2012, the Company paid Mr. Fu $775,000 for consulting services pursuant to the Consulting Agreement and $27,513 as a health care benefit bridge to Medicare eligibility pursuant to the Termination Agreement.

The following table sets forth information concerning stock options and restricted stock units awards held by our non-employee directors as of December 31, 2012.

Name	Number of Securities Underlying Unexercised Options	Number of Shares or Units of Stock That Have Not Vested	Total
Michael R. Dawson	50,000	3,383	53,383
Peter G. Dorflinger	91,250	3,383	94,633
Douglas G. Duncan	50,000	3,383	53,383
Cary. T. Fu	420,000	—	420,000
David W. Scheible	—	3,383	3,383
Bernee D.L. Strom	80,000	3,383	83,383
Clay C. Williams	30,000	3,383	33,383

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S
NAMED EXECUTIVE OFFICERS

The Board is seeking a shareholder advisory vote on the compensation of our Named Executive Officers. In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the Securities and Exchange Commission, we are providing our shareholders with an opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve or not approve our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

This say-on-pay vote is advisory only and not binding on the Company, the Compensation Committee or the Board. Although the vote is advisory, our Compensation Committee and Board value the opinions of our shareholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our Named Executive Officers.

Recommendation

The Board recommends that shareholders vote “FOR” the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

COMMON SHARE OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of Common Shares as of March 14, 2013, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, each director and nominee for director of the Company, each executive officer of the Company and all directors and executive officers of the Company as a group.

Beneficial Owners	Common Shares Beneficially Owned(1)		Percentage of Outstanding Common Shares
Gayla J. Delly 3000 Technology Drive Angleton, Texas 77515	468,997	(2)	(5)
Donald F. Adam 3000 Technology Drive Angleton, Texas 77515	218,623	(3)	(5)
Kenneth S. Barrow 3000 Technology Drive Angleton, Texas 77515	109,538	(4)	(5)
Michael R. Dawson 16 St. Christopher Court Sugar Land, Texas 77479	72,738	(6)	(5)
Peter G. Dorflinger One Carolane Trail Houston, Texas 77024	130,238	(7)	(5)
Douglas G. Duncan 3589 Classic Drive South Memphis, Tennessee 38125	71,588	(8)	(5)
David W. Scheible 814 Livingston Court Marietta, Georgia 30067	12,575	(9)	(5)
Bernee D.L. Strom 5505 Lake Washington Blvd., N.E. #3B Kirkland, Washington 98033	97,488	(10)	(5)
Clay C. Williams 7909 Parkwood Circle Drive Houston, Texas 77036	52,738	(11)	(5)
Directors and executive officers as a group (9 persons)	1,234,523	(12)	2.2%
Franklin Resources, Inc One Franklin Parkway San Mateo, California 94403	6,136,700	(13)(14)	11.2%
Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	4,914,000	(13)(15)	9.0%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	4,815,610	(13)(16)	8.8%

Beneficial Owners	Common Shares Beneficially Owned(1)		Percentage of Outstanding Common Shares
BlackRock Inc 40 East 52nd Street New York, New York 10022	4,447,014	(13)(17)	8.1%
Vanguard Group, Inc 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,291,932	(13)(18)	6.0%

(1)	Unless otherwise noted, each person identified possesses sole voting and dispositive power with respect to the Common Shares listed, subject to community property laws.
(2)	Includes (i) 314,694 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2013 and (ii) 62,741 shares of restricted stock, of which Ms. Delly has voting power but not dispositive power.
(3)	Represents (i) 172,092 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2013 and (ii) 22,039 shares of restricted stock, of which Mr. Adam has voting power but not dispositive power.
(4)	Represents (i) 83,274 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2013 and (ii) 10,434 shares of restricted stock, of which Mr. Barrow has voting power but not dispositive power.
(5)	Less than 1%.
(6)	Includes 50,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2013 and 1,692 Common Shares that will be acquired upon the vesting of restricted stock units that will become exercisable within 60 days of March 14, 2013.
(7)	Includes 75,500 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2013 and 1,692 Common Shares that will be acquired upon the vesting of restricted stock units that will become exercisable within 60 days of March 14, 2013.
(8)	Includes 50,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2013 and 1,692 Common Shares that will be acquired upon the vesting of restricted stock units that will become exercisable within 60 days of March 14, 2013.
(9)	Includes 1,692 Common Shares that will be acquired upon the vesting of restricted stock units that will become exercisable within 60 days of March 14, 2013.
(10)	Includes 80,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2013 and 1,692 Common Shares that will be acquired upon the vesting of restricted stock units that will become exercisable within 60 days of March 14, 2013.
(11)	Includes 30,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2013 and 1,692 Common Shares that will be acquired upon the vesting of restricted stock units that will become exercisable within 60 days of March 14, 2013.
(12)	Includes 855,560 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 14, 2013 and 10,152 Common Shares that will be acquired upon the vesting of restricted stock units that will become exercisable within 60 days of March 14, 2013.
(13)	Based solely on information filed with the SEC.
(14)	The Company has been advised in a Schedule 13G filing dated as of January 24, 2013 as follows with respect to these shares: (i) Franklin Advisory Services, LLC has sole power to vote or to direct the vote of 5,907,800 shares and sole power to dispose or to direct the disposition of 6,136,700 shares and (ii) Franklin Advisory Services, LLC holds such shares in its capacity as investor advisor and other.

According to the filed Schedule 13G, Charles B. Johnson and Rupert H. Johnson Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources Inc. and could therefore be deemed as beneficial owners of the reported shares.
(15)	The Company has been advised in a Schedule 13G filing dated as of January 4, 2013 as follows with respect to these shares: (i) Royce & Associates, LLC has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 4,914,000 shares and (ii) Royce & Associates, LLC holds such shares in its capacity as investor advisor.
(16)	The Company has been advised in a Schedule 13G filing dated as of February 8, 2013 as follows with respect to these shares: (i) Dimensional Fund Advisors LP has sole power to vote or to direct the vote of 4,761,306 shares and sole power to dispose or to direct the disposition of 4,815,610 shares and (ii) Dimensional Fund Advisors LP holds such shares in its capacity as investor advisor.
(17)	The Company has been advised in a Schedule 13G filing dated as of February 4, 2013 as follows with respect to these shares: (i) BlackRock, Inc. has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 4,447,014 shares and (ii) BlackRock, Inc. holds such shares in its capacity as investor advisor.
(18)	The Company has been advised in a Schedule 13G filing dated as of February 7, 2013 as follows with respect to these shares: (i) Vanguard Group, Inc. has sole power to vote or to direct the vote of 94,471 shares, shared power to dispose or to direct the disposition of 91,271 shares and sole power to dispose or to direct the disposition of 3,200,661 shares and (ii) Vanguard Group, Inc. holds such shares in its capacity as investor advisor.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Shares and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and certain written representations provided to the Company by such persons, for the fiscal year beginning January 1, 2012 and ending December 31, 2012 all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten-percent beneficial owners were satisfied in a timely manner.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed KPMG LLP as the independent public accounting firm of the Company for the year ending December 31, 2013. The shareholders will be asked to ratify the appointment of KPMG LLP at the Meeting. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. Representatives of KPMG LLP will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Audit Committee of the Board is responsible for providing independent, objective oversight of management’s conduct of the Company’s financial reporting process (including management’s development and maintenance of systems of internal accounting and financial controls). The Audit Committee operates under a written charter, previously approved by the Board. The Audit Committee met twelve times during 2012 and each member attended at least 75% of the meetings during the period in which he was a member of such committee. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee and our internal auditors, and our independent registered public accounting firm, KPMG LLP.

Management is responsible for the Company’s internal controls and financial reporting process. In carrying out its oversight responsibilities, the Audit Committee has sole authority for selection and retention of the Company’s independent accountants, subject to annual shareholder ratification. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management, our internal auditor and KPMG LLP to review and discuss the December 31, 2012 audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with the independent accountants the matters required by the Public Company Accounting Oversight Board (PCAOB) rules. The Audit Committee also received written disclosures and the letter from the independent accountants required by the PCAOB rules regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence.

The Audit Committee currently is composed of three non-employee directors, each of whom is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees. Mr. Dawson qualifies as an “audit committee financial expert” under the rules of the SEC. Please see the information under the caption “Nominees for Election” for Mr. Dawson’s financial experience.

Based upon the Audit Committee’s review of the audited consolidated financial statements, discussions with management, our internal auditor and the independent accountants, and the Audit Committee’s review of the representations of management and discussions with the independent accountants as set forth above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 28, 2013.

The following table presents fees for professional services provided by KPMG LLP for 2012 and 2011, all of which were pre-approved by the Audit Committee.

	2012	2011
Audit Fees(1)	$1,620,360	$1,851,966
Audit-Related Fees(2)	13,333	13,333
Tax Fees(3)	232,984	216,473
All other fees(4)	—	—
Total fees	$1,866,677	$2,081,772

(1)	Includes fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2012 and 2011, the reviews of the condensed financial statements included in our quarterly reports on Forms 10-Q for the years ended December 31, 2012 and 2011, the audit of the Company’s effectiveness of internal control over financial reporting, statutory audits required internationally and services rendered by KPMG LLP related to regulatory filings with the Securities and Exchange Commission.
(2)	Includes fees billed for professional services rendered by KPMG LLP for agreed upon procedures.
(3)	Includes fees billed for professional services rendered by KPMG LLP for domestic and international income tax planning, compliance, expatriate and executive tax work, and tax work related to foreign entity statutory audits.
(4)	There were no other fees billed by KPMG LLP for other professional services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a specific policy for pre-approval of services to be provided by the Company’s independent registered public accounting firm. Under the policy, in addition to the annual audit engagement terms and fees, the Audit Committee pre-approves specific types of audit, audit-related, tax and non-audit services to be performed by the independent registered public accounting firm throughout the year, as well as fee ranges for each specific service, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the accounting firm’s independence. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The pre-approval is effective for 12 months from the date of pre-approval, unless the Audit Committee specifically approves the provision of such services for a different period. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent registered public accounting firm ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee or its designee.

The Audit Committee of the Company’s Board has considered whether the services provided by KPMG LLP as they related to other non-audit services are compatible with maintaining the accounting firm’s independence. The Audit Committee has determined that provision of those services is compatible with maintaining the independence of KPMG LLP as the Company’s registered public accounting firm.

SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS
Michael R. Dawson, Chair Peter G. Dorflinger Douglas G. Duncan David W. Scheible

PROPOSAL 4

APPROVAL OF RIGHTS AGREEMENT AND PROPOSED AMENDMENT

The Company’s shareholders are being asked to approve the Company’s Rights Agreement dated December 11, 1998 (the Rights Agreement), as previously amended in 2008 and 2010 and as proposed to be further amended by an amendment substantially in the form of Annex A hereto (the Proposed Amendment). The sole purpose of the Proposed Amendment is to extend the term of the Rights Agreement, in the form previously approved by the Company’s shareholders at the 2010 Annual Meeting of Shareholders, for a period of three years from the date of the Meeting.

Although shareholder approval of a rights agreement or similar arrangement is not required by the Restated Articles of Incorporation or the Amended and Restated Bylaws of the Company or by applicable law, the Board has again determined to request shareholder approval of the Rights Agreement as a matter of good corporate governance.

The Rights Agreement discourages certain unsolicited attempts to acquire control of the Company by making an acquisition of the Company without Board approval prohibitively expensive for the potential acquiror. Accordingly, the Rights Agreement, as amended, provides that, if any one person or group of affiliated or associated persons acquires 20% or more of the Company’s Common Shares, all other shareholders will have the right to purchase Common Shares at a favorable price, thereby diluting the holdings of the person or group that acquires the 20% interest and increasing the number of Common Shares that would have to be acquired to gain control.

Background

On December 11, 1998, the Board declared a dividend distribution of one right to purchase preferred stock (a Right) for each outstanding Common Share to holders of record on December 21, 1998. On the same day, the Company entered into the Rights Agreement, which was subsequently amended on December 10, 2008 (the 2008 Amendment) and May 18, 2010 (the 2010 Amendment). The Rights Agreement, as so amended and as currently in effect, was approved by the Company’s shareholders at the 2010 Annual Meeting of Shareholders.

The 2010 Amendment was implemented to, among other things, to conform the Rights Agreement to the corporate governance guidelines of Institutional Shareholder Services, a proxy advisory firm for institutional investors, primarily by (i) reducing the term of the Rights Agreement to three years from the date of the 2010 Amendment, (ii) amending the definition of “Acquiring Person” to increase the threshold at which a person’s acquisition of beneficial ownership of Common Shares will trigger the distribution of Rights in accordance with the Rights Agreement from 15% to 20% of the outstanding Common Shares and (iii) adding a “qualified offer” provision allowing holders of the Common Shares, under certain circumstances, to call a special meeting of shareholders to consider a required redemption of the Rights (which removes the obstacles to completing an acquisition by an Acquiring Person).

The only effect of the Proposed Amendment will be to extend the term of the Rights Agreement, which currently expires on May 18, 2013, for a new three-year period beginning on the date of the Meeting.

Reasons for the Rights Agreement

The Board’s decisions to adopt the Rights Agreement and the proposal to shareholders to approve the Proposed Amendment were not made in response to any party’s efforts to acquire or gain control of the Company, and the Board is not currently aware of any such efforts. The Rights Agreement is designed to enable holders of Common Shares to realize the full value of their investment in the Company, and to provide for fair and equal treatment of all shareholders, in the event that an unsolicited attempt is made to acquire control of the Company.

We expect that the Rights Agreement will be used to protect shareholders in the event of certain unsolicited attempts to acquire control of the Company, including a partial or two-tier tender offer that fails to treat all shareholders equally or a “creeping acquisition” by the purchase of Common Shares on the open market, and other acquisition tactics that the Board determines are abusive or unfair to shareholders or otherwise not in the best interests of the Company and its shareholders.

The Rights Agreement is an effective means of preventing an acquiror from taking advantage of the onset of adverse market conditions, short-term declines in the price of our Common Shares, or anticipated improvements in operating results before such improvements are fully reflected in the price of our Common Shares, any of which could allow a hostile acquiror to acquire control of the Company at a price that does not reflect our intrinsic value or long-term prospects.

A major function of the Rights Agreement is to give the Board more time to evaluate the merits of an acquisition proposal, investigate alternatives, solicit competitive proposals and take other steps necessary to maximize shareholder value. The Rights Agreement also induces potential bidders to negotiate with the Board and thereby strengthens the Board’s bargaining position for the benefit of shareholders because the Board is in a position to evaluate any proposed combination in light of the Company’s business plan and other strategic alternatives.

The Rights Agreement will not prevent all attempts to acquire control of the Company. In responding to an acquisition proposal, the Board has a fiduciary obligation to act in the best interests of the Company and its shareholders.

Summary of the Rights Agreement

The following is a summary of the material terms of the Rights Agreement, reflecting the Proposed Amendment. The statements below are only a summary and are qualified in their entirety by reference to the full text of the unamended Rights Agreement, which was filed with the SEC as Exhibit 1 to the Form 8-A on December 11, 1998, the full text of the 2008 Amendment, which was filed with the SEC as Exhibit 4.1 to the Form 8-K on December 10, 2008, the full text of the 2010 Amendment, which was filed with the SEC as Exhibit 4.1 to the Form 8-A/A on May 25, 2010, and the full text of the Proposed Amendment, which is filed with the SEC as Annex A hereto.

The Rights

The Rights are presently attached to all certificates for Common Shares, and no separate Rights certificates have been distributed. The Rights will continue to be evidenced by Common Share certificates until the earlier of (i) ten days after a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Shares (the date of the announcement being the Stock Acquisition Date) and (ii) ten business days after the commencement of a tender offer or exchange offer that would result in a person’s becoming an Acquiring Person (any such earlier date being a Distribution Date).

Until the Distribution Date, the Rights will trade only with Common Shares and the transfer of any certificates for Common Shares will also constitute the transfer of the associated Rights. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of Common Shares, and such certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date and will expire three years after the date of the Meeting, unless earlier redeemed or exchanged by the Company as described below.

“Flip-In Events” — Exercise of Rights for Shares of the Company

In the event that a person becomes an Acquiring Person, except pursuant to a “permitted offer” (meaning a tender or exchange offer for all outstanding Common Shares that at least a majority of the independent directors of the Company determines to be (i) at a price and on terms that are fair to the Company’s shareholders and (ii) otherwise in the best interests of the Company and its shareholders), each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive, upon exercise of such Right, a number of Common Shares having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. However, Rights are not exercisable following the occurrence of such event until such time as the Rights are no longer redeemable by the Company as described below.

If a person becomes an Acquiring Person, the Board may, under certain circumstances, exchange one Common Share for each Right (other than Rights held by the Acquiring Person).

“Flip-Over Events” — Exercise of Rights for Shares of an Acquiring Company

In the event that, at any time on or after the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (other than the Acquiring Person) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right.

Adjustment to Purchase Price

Each of the purchase price payable, and the number of Common Shares or other securities or property issuable, upon exercise of the Rights is subject to adjustment by the Board from time to time to prevent dilution (such as for dividends, distributions, stock splits and reclassifications).

Redemption of Rights

At any time until ten days after the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

In addition, if the Company receives a “qualified offer” (meaning a tender offer which, among other things, in the Board’s determination (a) is a fully financed all-cash offer for all Common Shares at a price per share greater than the higher of (i) the highest reported per share market price in the immediately preceding 24 months and (ii) the amount that is 25% higher than the average closing price for Common Shares over the prior 30 trading days, (b) commits the offeror to buy all other Common Shares for the same consideration paid pursuant to the offer and (c) is otherwise in the best interests of the Company and its shareholders) and the Company does not thereafter redeem the Rights within 90 business days, the holders of at least 10% of the outstanding Common Shares may request a special meeting of shareholders to consider a required redemption of the Rights. If either (i) the special meeting is not held within 90 business days following the request, or (ii) at the special meeting, the holders of a majority of the outstanding Common Shares vote in favor of the redemption resolution, then all of the Rights will be deemed redeemed at the redemption price.

Amendment

The Rights Agreement may (other than the provision establishing the Redemption Price) be amended by the Board prior to the Distribution Date in any manner. The Rights Agreement may also be amended after the Distribution Date, but only to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights, or to shorten or lengthen any time period.

Effect of Approval and Non-Approval

The affirmative vote of the majority of the votes cast at the Meeting by holders of Common Shares entitled to vote is required to approve and amend the Rights Agreement. If the Rights Agreement as proposed to be amended is approved, the Company will enter into the Proposed Amendment promptly after the Meeting. Should the shareholders not approve the Rights Agreement as proposed to be amended, the Board intends to reevaluate the Rights Agreement and determine whether it believes the Rights Agreement continues to be in the shareholders’ best interests. The Board may, as a result of such reevaluation and determination, modify the terms of the Proposed Amendment or allow the Rights Agreement to expire in accordance with its terms, among other actions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE RIGHTS AGREEMENT AND THE PROPOSED AMENDMENT.

EXPENSES OF SOLICITATION

The cost of soliciting proxies on behalf of the Board will be borne by the Company. Solicitations of proxies are being made by the Company through the mail and may also be made in person or by telephone. Directors and employees of the Company may be utilized in connection with such solicitations and no additional compensation will be paid to such individuals. The Company also will request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons and will reimburse them for their reasonable forwarding expenses.

DATE OF SUBMISSION OF SHAREHOLDER PROPOSALS

In order for proposals submitted by the shareholders of the Company pursuant to Rule 14a-8 of the General Rules and Regulations under the Exchange Act to be included in the Company’s proxy statement and form of proxy relating to the 2014 Annual Meeting of the Shareholders, such proposals must be received at the Company’s principal executive offices no later than November 29, 2013. A shareholder choosing not to use the procedures established in Rule 14a-8 but wishing to submit a proposal at the Company’s 2014 Annual Meeting of the Shareholders must deliver the proposal at the Company’s principal executive offices no later than January 28, 2014.

INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT

This Proxy Statement and the Company’s 2012 Annual Report are available at http://www.bench.com/viewer/InvestorRelations/Pages/Annual-Reports.aspx.

FORM 10-K

A copy of our 2012 Annual Report to Shareholders, which excludes exhibits, but includes our financial statements for fiscal year 2012, is enclosed with this Proxy Statement. The Company’s Annual Report on Form 10-K, including all exhibits, has been filed with the SEC. Upon payment of the Company’s reasonable expenses, the Company will furnish a copy of any exhibit to the Form 10-K to any shareholder who makes a written request therefore to Investor Relations, Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515.

OTHER MATTERS

The Board does not intend to bring any other matter before the Annual Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Annual Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to act promptly to vote your shares.

By order of the Board of Directors,

Kenneth S. Barrow
General Counsel and Secretary

BENCHMARK ELECTRONICS, INC.
PROXY STATEMENT

ANNEX A

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

AMENDMENT NO. 3 (this “Amendment”) dated as of [           ], 2013, to the Rights Agreement dated as of December 11, 1998, as previously amended by Amendment No. 1 dated as of December 10, 2008 and Amendment No. 2 dated as of May 18, 2010 (as amended, the “ Rights Agreement”), between BENCHMARK ELECTRONICS, INC., a Texas corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company, as rights agent (as successor rights agent to Harris Trust and Savings Bank) (the “Rights Agent ”).

WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement in order to change the Final Expiration Date (as defined in the Rights Agreement) and to make certain other changes, all as set forth below; and

WHEREAS, the Company has directed the Rights Agent to enter into this Amendment pursuant to Section 27 of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.  Amendment to Section 1.  The definition of “Final Expiration Date” set forth in Section 1 of the Rights Agreement is hereby amended by deleting the date “May 18, 2013” set forth therein and substituting therefor the date “[           ], 2016”1.

Section 2.  Amendments to Exhibit B.  Exhibit B to the Rights Agreement is hereby amended by deleting each reference to the date “May 18, 2013” set forth therein and substituting therefor the date “[           ], 2016”.

Section 3.  Amendment to Exhibit C.  Exhibit C to the Rights Agreement is hereby amended by deleting the date “May 18, 2013” set forth in the third paragraph thereof and substituting therefor the date “[           ], 2016”.

Section 4.  Certification.  The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment complies with the terms of Section 27 of the Rights Agreement.

Section 5.  Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 6.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 7.  Rights Agreement as Amended.  Upon the effectiveness of this Amendment, the term “Agreement” as used in the Rights Agreement shall refer to the Rights Agreement as amended hereby.

Section 8.  Ratification of Rights Agreement.  Except as otherwise expressly set forth herein, the Rights Agreement is hereby ratified and confirmed and remains in full force and effect as originally entered into as of December 11, 1998, and as previously amended as of December 10, 2008 and May 18, 2010.

1	To be the date that is three years after the date of this Amendment.

A-1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

BENCHMARK ELECTRONICS, INC.
By Name: Gayla J. Delly Title: President & Chief Executive Officer
Attest:
By Name: Kenneth S. Barrow Title: General Counsel & Corporate Secretary
COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent
By Name: Title:
Attest:
by Name: Title:

A-2

BENCHMARK ELECTRONICS, INC.
ATTN:
3000 TECHNOLOGY DR.
ANGLETON, TX 77515

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Michael R. Dawson 02 Gayla J. Delly 03 Peter G. Dorflinger 04 Douglas G. Duncan 05 David W. Scheible
06 Bernee D. L. Strom 07 Clay C. Williams

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

		For	Abstain
2	Board proposal regarding an advisory vote on named executive officer compensation.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

BENCHMARK ELECTRONICS, INC.
Annual Meeting of Shareholders
May 8, 2013 9:00 AM
This proxy is solicited by the Board of Directors

The 2013 Annual Meeting of Shareholders of Benchmark Electronics, Inc. (the "Company") will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Wednesday, May 8, 2013, beginning at 9:00 a.m. (local time). The undersigned hereby acknowledges receipt of the related Notice and Proxy Statement dated March 29, 2013, accompanying this proxy.

The undersigned hereby appoints Peter G. Dorflinger, Gayla J. Delly, and Donald F. Adam, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all common shares, par value $0.10 per share, of the Company owned of record by the undersigned and otherwise act on behalf of the undersigned at the 2013 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may properly come before such meeting or any adjournment thereof.

Continued and to be signed on reverse side